================================================================================

Prospectus Supplement
February 17, 2000
(To Prospectus dated February 14, 2000)



                             CP LIMITED PARTNERSHIP

                                                             $100,000,000

                           8.50% Senior Notes due 2005
--------------------------------------------------------------------------------

The Company:                           The Notes and the Offering:
o CP Limited Partnership               o Maturity: March 1, 2005
  6l60 South Syracuse Way              o Interest Rate:  8.50%
  Greenwood Village, Colorado 80111    o Interest payments:semi-annually on
  (303) 741-3707                         March 1 and September 1,
                                         commencing on September 1, 2000
Proposed Trading Format:               o Ranking:  direct, unsecured obligations
                                         which will rank equal in right
o The notes will be held in global       of payment with all of our other
  form by The Depository Trust Company   unsecured and unsubordinated
o The notes will not be listed on any    indebtedness
  securities exchange                  o Use of Proceeds: to retire $75 million
                                         of senior notes maturing on
                                         March 2, 2000 and to reduce
                                         outstanding bank debt
                                       o Closing:  February 25, 2000

------------------------------------- ---------------------- -------------------
                                            Per Note                Total
------------------------------------- ---------------------- -------------------
Public offering price:                       99.592%                 $99,592,000
Underwriting fees:                              .600%                $   600,000
Proceeds to the Company:                     98.992%                 $98,992,000
------------------------------------- ---------------------- -------------------
--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus supplement or the accompanying prospectus is  truthful  or  complete.  Nor  have  they  made,  nor  will  they  make,  any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
                     -----------------------------------------------------------

Donaldson, Lufkin & Jenrette                                     Lehman Brothers

                                TABLE OF CONTENTS


                              Prospectus Supplement

                                                                            Page
Forward-Looking Statements...................................................S-2
CP Limited Partnership.......................................................S-3
Recent Developments..........................................................S-3
Use of Proceeds..............................................................S-4
Description of the Notes.....................................................S-5
Underwriting................................................................S-12
Legal Matters...............................................................S-12


                                   Prospectus
                                                                            Page
Cautionary Statement Concerning Forward-Looking Information....................2
The Company and the Operating Partnership......................................3
Use of Proceeds................................................................3
Ratio of Earnings to Fixed Charges.............................................3
Description of Debt Securities.................................................4
Plan of Distribution..........................................................11
Legal Matters.................................................................11
Experts.......................................................................12
Where You Can Find More Information...........................................12
Incorporation of Certain Documents by Reference...............................12


                           FORWARD-LOOKING STATEMENTS

         This prospectus supplement and the accompanying prospectus include and incorporate by reference forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

     o    our anticipated future acquisition and development strategies;

     o tax risks, including our continued qualification as a real estate investment trust; and

     o general real estate investment risks, including local market conditions and rental rates, competition for tenants, tenant defaults, possible environmental liabilities and financing risks.

         Our actual results, performance or achievements may differ materially from anticipated results, performance or achievements expressed or implied by our forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement and discussed in or incorporated by reference into the accompanying prospectus may not occur.

         The following information may not contain all the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus, as well as the documents incorporated by reference into the accompanying prospectus before making an investment decision.

                             CP LIMITED PARTNERSHIP

         We are a Maryland limited partnership managed by our general partners, Chateau Communities, Inc. and ROC Communities, Inc. Chateau Communities, Inc., a self-administered and self-managed real estate investment trust, is one of the largest owners/managers of manufactured home communities in the United States. Chateau Communities, Inc. began operations in 1993 through a predecessor entity that completed a strategic merger of equals with ROC Communities, Inc. in 1997. Chateau Communities, Inc., which conducts substantially all of its activities through us, owns, directly and indirectly through ROC Communities, Inc., an approximate 89% general partner interest.

         We own and operate, on behalf of Chateau Communities, Inc., 165 manufactured home communities containing an aggregate of 51,864 homesites and 1,359 park model/RV sites. We also fee manage, on behalf of Chateau Communities, Inc., 44 manufactured home communities containing approximately 9,700 homesites and 175 park model/RV sites. We are also involved in the development and
expansion  of  manufactured   home  communities  and,  through  our  subsidiary,
Community Sales, Inc., the sale of new and pre-owned manufactured homes, brokerage of pre-owned manufactured homes and the assistance of residents in the arrangement of financing and insurance services.

                               RECENT DEVELOPMENTS

     Results of Operations. On February 8, 2000, Chateau Communities, Inc. released its results of operations for the year ended December 31, 1999 and the fourth quarter of 1999.

     o    Total   revenues   for  the  year    ended   December  31,  1999  were
          approximately $189.4 million, an increase of 9.4% as compared to approximately $173.1 million for 1998.

     o Funds from operations ("FFO") for the year ended December 31, 1999 totaled approximately $77.6 million, or $2.45 per share on a diluted basis. This compares to FFO of approximately $69.8 million, or $2.25 per share on a diluted basis, for 1998, reflecting an increase of 11.3% and 9.0% in FFO and FFO per share, respectively.

     o Total revenues for the fourth quarter of 1999 were approximately $48.8 million, an increase of 8.2% from approximately $45.1 million for the same period in 1998.

     o FFO for the fourth quarter of 1999 totaled approximately $20.0 million, or $.63 per share on a diluted basis. This compares to FFO of approximately $18.3 million, or $.58 per share on a diluted basis, for the same period in 1998, reflecting an increase of 9.1% and 8.8% in FFO and FFO per share, respectively.

         Chateau Communities, Inc. believes that FFO is an important and widely used measure of the operating performance of real estate investment trusts ("REITs"), which provides a relevant basis of comparison among REITs. FFO is defined by the National Association of Real Estate Investment Trusts as net income of the company computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property, plus
depreciation  and  amortization   and  after   adjustments  for   unconsolidated
partnerships and joint ventures. FFO (i) does not represent cash flow from operations as defined by generally accepted accounting principles, (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities and (iii) is not an alternative to cash flows as a measure of liquidity.

         Outstanding Indebtedness. As of December 31, 1999, Chateau Communities, Inc. had approximately $452.6 million of debt outstanding, representing 33% of its total market capitalization.

         Expansion and Development. During 1999, Chateau Communities, Inc. expanded the number of residential homesites at its communities by 525 new homesites, increasing the number of homesites it owned and operated, as of February 8, 2000, to an aggregate of 51,864 homesites. In addition, during this same time period, Chateau Communities, Inc. added an aggregate of 420 new homesites to its management portfolio through joint venture development, increasing the number of homesites it managed, as of February 8, 2000, to an aggregate of 9,700 homesites. During 1999, Chateau Communities, Inc. also purchased or acquired an option to purchase an additional 1,500 homesites for future development.

         Home Sales. During 1999, Community Sales, Inc., the home sales subsidiary of Chateau Communities, Inc., sold 587 new or pre-owned manufactured homes and earned commissions in brokered sales of 1,273 manufactured homes. In addition, during this same time period, the Financial Services Division of Community Sales, Inc. arranged financing on 863 loans in connection with the sale of new or pre-owned manufactured homes, earning an average fee of more than $1,600 per transaction.

         New Business Development. Towards the end of 1998, Chateau Communities, Inc. formed its New Business Development unit for the purpose of developing, implementing and providing a value-added benefits program, which includes storage shed leasing, prescription drug delivery and home security, for residents at its communities. Through the efforts of its New Business Development unit, Chateau Communities, Inc. has been able to introduce and maintain storage shed leasing at approximately half of its communities and, at December 31, 1999, approximately 610 storage units were leased at an average rate of approximately $33 per month. The New Business Development unit was also responsible for negotiating a national trash maintenance contract which will begin to reduce operating costs at its communities starting with the second quarter of 2000. In addition, the New Business Development unit is currently evaluating and testing at pilot communities prescription drug delivery and home security.

                                 USE OF PROCEEDS

         The  net  proceeds  from  the  sale  of  the  notes,   after  deducting
underwriting discounts and commissions and estimated fees and expenses, are expected to be approximately $98.7 million. We intend to use the net proceeds to retire $75 million of our 8.75% Senior Notes that are due to mature on March 2, 2000, with the remaining proceeds to be used to repay outstanding indebtedness under our $100 million unsecured credit facility. This credit facility had approximately $100 million outstanding as of February 17, 2000, bears interest at LIBOR plus 80 basis points and matures in May 2001. Pending retirement of the 8.75% Senior Notes, we may use that portion of the net proceeds which will be used to retire such notes to temporarily reduce the outstanding balance under our $100 million unsecured credit facility.

                            DESCRIPTION OF THE NOTES

         We have summarized certain terms of the notes and the indenture in this section. This summary is not complete. The following description of the particular terms of the notes supplements the description in the accompanying prospectus of the general terms and provisions of our debt securities. To the extent that the following description of the notes is inconsistent with that general description in the accompanying prospectus, the following description replaces that in the prospectus. We urge you to read the indenture, as supplemented by the supplemental indenture relating to these notes, because it, and not this description, defines your rights as holders of these notes. We have filed a copy of the indenture and the supplemental indenture relating to these notes with the Securities and Exchange Commission. Capitalized terms used but not defined in this prospectus supplement have the meanings specified in the indenture.

General

         The notes constitute a separate series of securities to be issued pursuant to an indenture dated as of December 19, 1997 between CP Limited Partnership and Bank One Trust Company, N.A. (successor in interest to The First National Bank of Chicago), as trustee, as supplemented by a supplemental indenture to be dated as of February 25, 2000, and will be limited in aggregate principal amount to $100 million.

         The notes will be our direct, unsecured obligations and will rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to the prior claims of each secured mortgage lender to any specific property which secures such lender's mortgage. As of December 31, 1999, such mortgages aggregated approximately $106 million. The notes will be issued in denominations of $1,000 principal amount and integral multiples of that amount.

         The notes will bear interest at 8.50% per year and will mature on March 1, 2005. We will pay interest on the notes in U.S. dollars semi-annually in arrears on March 1 and September 1 of each year, commencing September 1, 2000. We will pay interest on each interest payment date and on the maturity date to the persons in whose names the notes are registered in the security register applicable to the notes at the close of business 15 calendar days prior to such payment date regardless of whether such day is a business day. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

         We will pay the principal of each note payable upon maturity in U.S. dollars against presentation and surrender thereof at the corporate trust office of the trustee, Bank One Trust Company, N.A., located initially at 14 Wall Street, Eighth Floor, New York, New York. At our option, we may pay interest by check mailed to the address of the person entitled thereto as it appears in the applicable security register or by wire transfer of funds to such person at an account maintained within the United States.

         If any interest date or a maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after such interest payment date or such maturity date, as the case may be. For purposes of the indenture, a "business day" is any day, other than a Saturday or Sunday, on which banking institutions in The City of New York are open for business.

         The notes are not subject to any sinking fund provisions and are not repayable at the option of any holder prior to maturity.

         Except as described under "--Certain Covenants--Limitations on Incurrence of Debt" below and under "Description of Debt
Securities--Consolidation, Merger, Sale, Lease or Conveyance" in the accompanying prospectus, the indenture does not contain any other provisions that would limit the ability of CP Limited Partnership to incur indebtedness or that would afford holders of the notes protection in the event of:

     (1) a highly leveraged or similar transaction involving CP Limited Partnership, the management of CP Limited Partnership or Chateau Communities, Inc., or any affiliate of any such party;

     (2)          a change of control; or

     (3) a reorganization, restructuring, merger or similar transaction involving CP Limited Partnership that may adversely affect the holders of our debt securities.

         In addition, subject to the limitations on consolidation, merger, sale, lease or conveyance set forth above, CP Limited Partnership may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of CP Limited Partnership, that would increase the amount of CP Limited Partnership's indebtedness or substantially reduce or eliminate CP Limited Partnership's assets, which may have an adverse effect on CP Limited Partnership's ability to service its indebtedness, including the notes. Neither CP Limited Partnership nor the management of CP Limited Partnership or Chateau Communities, Inc. have any present intention of engaging in a highly leveraged or similar transaction involving CP Limited Partnership. In addition, certain restrictions on ownership and transfer of Chateau Communities, Inc.'s capital stock designed to preserve its status as a real estate investment trust may act to prevent or hinder any such transaction or change in control.

Certain Covenants

         Limitations on Incurrence of Debt. CP Limited Partnership will not, and will not permit any Subsidiary (as defined below) to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of CP Limited Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (without duplication) (i) the Adjusted Total Assets (as defined below) of CP Limited Partnership and its
Subsidiaries as of the end of the calendar quarter covered in CP Limited Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted or made under the Securities Exchange Act of 1934, as amended, with the trustee) prior to the incurrence of such additional Debt plus (ii) the increase, if any, in Adjusted Total Assets from the end of the calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt minus (iii) the decrease, if any, in the Adjusted Total Assets from the end of such quarter.

         Limitations on Incurrence of Secured Debt. In addition to the foregoing limitation on the incurrence of Debt, CP Limited Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any Encumbrance (as defined below) upon any of the property of CP Limited Partnership or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of CP Limited Partnership and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of CP Limited Partnership or any Subsidiary is greater than 40% of the sum of (without duplication) (i) the Adjusted Total Assets of CP Limited Partnership and its subsidiaries as of the end of the calendar quarter covered in CP Limited Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended, with the trustee) prior to the incurrence of such additional Debt plus (ii) the increase, if any, in Adjusted Total Assets from the end of the calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt minus (iii) the decrease, if any, in the Adjusted Total Assets from the end of such quarter.

         Ownership of Total Unencumbered Assets. CP Limited Partnership and its Subsidiaries may not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the CP Limited Partnership and its Subsidiaries on a consolidated basis.

         Debt Service Coverage. In addition to the foregoing limitations on the incurrence of Debt, CP Limited Partnership will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by CP Limited Partnership and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the CP Limited Partnership and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by CP Limited Partnership or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

         As used herein and in the indenture:

         "Acquired Debt" means Debt of a person or entity (i) existing at the time such person or entity becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such person or entity, in each case, other than Debt incurred in connection with, or in contemplation of, such person or entity becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any person or entity or the date the acquired person or entity becomes a Subsidiary.

         "Adjusted Total Assets" as of any date means the sum of (i) $281,626,340, which represents the amount determined by multiplying the sum of the shares of common stock of Chateau Communities, Inc. and the units of limited partner interest of CP Limited Partnership not held by Chateau Communities, Inc. issued in connection with the 1993 initial public offering of Chateau Communities, Inc. (the "IPO") by the price per share of common stock in the IPO,
(ii) $52,831,381, which represents the principal amount of outstanding Debt of Chateau Communities, Inc. on the date of the IPO, (iii) the purchase price or cost of any then held real estate assets or mortgages receivable acquired (including the value of any units of limited partner interest of CP Limited Partnership issued in connection therewith) or real estate assets developed or capital improvements incurred after the IPO and the amount of any securities offering proceeds and other proceeds of Debt received after the IPO and (iv) all other then held assets of CP Limited Partnership acquired after the IPO (but excluding intangibles and accounts receivable) after eliminating intercompany accounts and transactions. As of December 31, 1999, CP Limited Partnership's Adjusted Total Assets were approximately $1.226 billion.

         "Annual Service Charge" for any period means the maximum amount which is payable during such period for interest on, and the amortization during such period of any original issue discount of, Debt of CP Limited Partnership and its Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock.

         "Capital Stock" means, with respect to any person or entity, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such person or entity and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

         "Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of CP Limited Partnership and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Debt of CP Limited Partnership and its Subsidiaries, (ii) provision for taxes of CP Limited Partnership and its Subsidiaries based on income, (iii) amortization of debt discount, (iv) provisions for gains and losses on real estate assets and real estate depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

         "Debt"  of  CP  Limited   Partnership  or  any  Subsidiary   means  any
indebtedness of CP Limited Partnership or any Subsidiary, whether or not contingent, in respect of (i) money borrowed or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness for borrowed money secured by any Encumbrance existing on property owned by CP Limited Partnership or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of CP Limited Partnership or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (v) any lease of property by CP Limited Partnership or any Subsidiary as lessee which is reflected on CP Limited Partnership's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on CP Limited Partnership's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by CP Limited Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another person or entity (other than CP Limited Partnership or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by CP Limited Partnership or any Subsidiary whenever CP Limited Partnership or such subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

         "Disqualified Stock" means, with respect to any person or entity, any capital stock of such person or entity which by the terms of such capital stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than capital stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than capital stock which is redeemable solely in exchange for common stock), in each case on or prior to the stated maturity date of these notes.

         "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, extraordinary items, and property valuation losses, net as reflected in the financial statements of CP Limited Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

         "Encumbrance" means any mortgage, lien, charge, pledge or security interest of any kind.

         "Subsidiary" means, with respect to any person or entity, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests are owned, directly or indirectly, by such person or entity. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

         "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of CP Limited Partnership and its Subsidiaries not subject to an Encumbrance for borrowed money determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

         "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of CP Limited Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles. For purposes of this definition, the original cost of each real estate asset owned by CP Limited Partnership and its Subsidiaries as of the closing date of the IPO shall be determined by reference to each such asset's contribution to the net operating income of CP Limited Partnership as of the closing date of the IPO.

         "Unsecured Debt" means Debt which is not secured by any Encumbrance upon any of the properties of CP Limited Partnership or any Subsidiary.

         See  "Description  of  Debt   Securities--Certain   Covenants"  in  the
accompanying Prospectus for a description of additional covenants applicable to CP Limited Partnership.

Optional Redemption

         The notes may be redeemed at the option of CP Limited Partnership, in whole or in part, at any time, and from time to time, at a redemption price equal to the sum of:

     (1) the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date and

     (2) the Make-Whole Amount (as defined below), if any, with respect to such notes.

         If notice has been given as provided in the indenture and the funds for the redemption of any notes called for redemption shall have been made available on the redemption date referred to in such notice, such notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the holders from and after the redemption date will be to receive payment of the redemption price upon surrender of such notes in accordance with such notice.

         Notice of any optional redemption of any notes will be given to holders at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount on the notes held by such holder to be redeemed.

         If less than all the notes are to be redeemed at the option of CP limited Partnership, CP Limited Partnership will notify the trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of the notes to be redeemed and their redemption date. The trustee shall select, pro rata, by lot or in such manner as it shall deem fair and appropriate, notes to be redeemed in whole or in part. Notes may be redeemed in part in the authorized denomination of $1,000 or in any integral multiple thereof.

         As used herein:

         "Make-Whole Amount" means, in connection with any optional redemption of any note being so redeemed, the excess, if any, of:

(i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of any interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the applicable Reinvestment Rate (determined on the third business day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, over

(ii) the aggregate principal amount of the notes being redeemed.

         "Reinvestment Rate" means 0.25% plus the yield on treasury securities at a constant maturity for the most recent week under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent
Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

         "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the indenture, then such other reasonably comparable index which shall be designated by CP Limited Partnership.

Book-Entry System

         The Depository Trust Company ("DTC") will act as securities depository for the notes. The notes will be issued in fully-registered form in the name of Cede & Co. (DTC's partnership nominee). We will issue one or more fully registered certificates as global securities for the notes in the aggregate principal amount of the notes and deposit the certificates with DTC.

         DTC  has  provided  us  with  the  following  information:   DTC  is  a
limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized book-entry changes in direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

         If you intend to purchase any of the notes you must do so through the DTC system by or through direct participants. The participant that you purchase through will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of notes, who we refer to as a "beneficial owner," is in turn to be received on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes except in the event that use of the book-entry system for the notes is discontinued.

         To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

         We will make principal and interest payments on the notes to DTC. DTC's practice is to credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. We or the trustee will be responsible for the payment of principal and interest to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

         DTC may discontinue providing its service as securities depository with respect to the notes at any time by giving reasonable notice to us or the trustee. Under these circumstances, in the event that a successor securities depository is not obtained, we will print and deliver to you note certificates.

         Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you note certificates.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including
DTC), but we take no responsibility for its accuracy.

Same-Day Settlement And Payment

         The underwriters will pay for the notes in immediately available funds. We will make all payments due on the notes in immediately available funds so long as such notes are in book-entry form.

         Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next day funds. In contrast, the notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Trustee

         The Bank One Trust Company, N.A. or its affiliates may from time to time perform other services for Chateau Communities, Inc. and CP Limited Partnership in the normal course of business.

                                                                  UNDERWRITING

         Subject to the terms and conditions of our underwriting agreement with the underwriters named below, we have agreed to sell, and each underwriter has severally agreed to purchase from us, the principal amount of notes set forth opposite its name below:
                                                                     Principal
 Underwriters:                                                   Amount of Notes
 Donaldson, Lufkin & Jenrette Securities Corporation...........  $  75,000,000
 Lehman Brothers Inc...........................................     25,000,000
          Total................................................   $100,000,000
                                                                    ============


         The underwriting agreement provides that the obligations of the underwriters are subject to conditions precedent and that the underwriters will purchase all of the notes if any are purchased.

         We have been advised by the underwriters that they propose to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of 0.350% of the principal amount of the notes. The underwriters may allow, and those dealers may reallow, a discount not in excess of 0.275% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the public offering price and other selling terms may be changed by the underwriters at any time without notice.

         In connection with this offering and in compliance with applicable law, the underwriters may engage in transactions which stabilize or maintain the market price of the notes at levels above those which might otherwise prevail in the open market. Specifically, the underwriters may over-allot in connection with this offering creating a short position in the notes for their own accounts. For the purposes of covering a syndicate short position or stabilizing the price of the notes, the underwriters may place bids for the notes or effect purchases of the notes in the open market. Finally, the underwriters may impose a penalty bid whereby selling concessions allowed to syndicate members or other broker-dealers for distributing the notes in this offering may be reclaimed by the syndicate if the syndicate repurchases previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

         We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that they may be required to make in this connection.

         The notes are a new issue of securities. There is no active public trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or the Nasdaq National Market. The underwriters have advised us that they currently intend to make a market in the notes, but the underwriters are not obligated to do so and may discontinue any market-making at any time. There can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you would be able to sell your notes.

                                  LEGAL MATTERS

         In addition to the legal opinions referred to under "Legal Opinions" in the accompanying prospectus, the legality of the notes will be passed upon for us by Clifford Chance Rogers & Wells LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP.

PROSPECTUS

                                  $125,000,000

                            CHATEAU COMMUNITIES, INC.

                                   Guarantees


                                  $125,000,000

                             CP LIMITED PARTNERSHIP

                                 Debt Securities


         We may from time to time offer in one or more series unsecured non-convertible investment grade debt securities or other non-convertible debt securities of CP Limited Partnership, a majority-owned subsidiary of Chateau Communities, Inc., with an aggregate initial offering price which will not exceed $125,000,000. We may also issue from time to time guarantees of Chateau Communities, Inc. fully and unconditionally guaranteeing the debt securities offered by CP Limited Partnership. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we sell them.

         We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we offer in the future. For debt securities to be offered by CP Limited Partnership, we will include in each prospectus supplement the title, aggregate principal amount, denominations, maturity, rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of CP Limited Partnership, any terms for sinking fund payments, rank, any guarantees of Chateau Communities, Inc., and the initial offering price and any other terms in connection with the offering and sale of such debt securities.

         We may sell securities to or through underwriters, through agents or directly to purchasers. If any underwriters or agents are involved in the sale of any securities, we will include their names and any applicable purchase price, fee, commission or discount arrangement between or among them in a prospectus supplement.



         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.



                The date of this prospectus is February 14, 2000

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

         Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Chateau Communities, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of Chateau Communities, Inc. include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of capital, interest rates, competition, supply and demand for properties in our current and proposed market areas and general accounting principles, policies and guidelines applicable to real estate investment trusts. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus.

                    THE COMPANY AND THE OPERATING PARTNERSHIP

         The debt securities are being offered by CP Limited Partnership (the "Operating Partnership"), which is the operating partnership of Chateau Communities, Inc., a self-administered and self-managed equity real estate investment trust (the "Company"). At February 9, 2000, the Operating Partnership owned and operated 165 manufactured home communities (the "Properties") located in 34 states, with an aggregate of 51,864 homesites. As of that date, the Operating Partnership owned undeveloped land adjacent to existing communities containing approximately 4,800 expansion sites zoned for manufactured housing. At December 31, 1999, the total occupancy rate for the Operating Partnership's homesites, including properties under development, was approximately 91.7%, and the occupancy rate for the Operating Partnership's stabilized property portfolio was approximately 93.2%. The Operating Partnership's portfolio is geographically diversified, with significant concentrations in the southeastern and midwestern United States, permitting economies of scale in property management operations. The Operating Partnership's portfolio is also diversified by resident orientation, with approximately 28% of the residential homesites in adult-oriented communities and 72% of residential homesites in family-oriented communities. The Operating Partnership also currently fee manages approximately 9,700 residential homesites in 44 communities, and conducts manufactured home sales and brokerage activities through its taxable subsidiary, Community Sales, Inc.

         On February 11, 1997, the Company completed a strategic merger of equals (the "Merger") with ROC Communities, Inc. ("ROC"), in which ROC merged with a special-purpose merger subsidiary of the Company. As a result of the Merger, the businesses of the Company and ROC were combined under a single unified organization.

         The Company conducts substantially all of its activities through the Operating Partnership in which, as of September 30, 1999, it owned, directly and through ROC (the other general partner of the Operating Partnership), an approximate 89% general partner interest. As general partners of the Operating Partnership, the Company and ROC have unilateral control and complete responsibility for the management of the Operating Partnership and over each of the Properties. The Company's Common Stock is listed on the New York Stock Exchange under the Symbol "CPJ."

         The Company's and the Operating Partnership's executive and principal property management offices are located at 6160 South Syracuse Way, Greenwood Village, Colorado 80111 and their telephone number is (303) 741-3707. The Company and the Operating Partnership have regional property management offices in Clinton Township, Michigan; Indianapolis, Indiana; Tampa, Florida; and Atlanta, Georgia.

                                 USE OF PROCEEDS

         Except as otherwise provided in the applicable prospectus supplement, the Company and the Operating Partnership intend to use the net proceeds from any sale of the debt securities for working capital and for general corporate purposes, which may include the repayment of indebtedness, the financing of capital commitments and possible future acquisitions, expansions and development of manufactured housing communities.


                       RATIO OF EARNINGS TO FIXED CHARGES

                                    Nine months ended                      Year Ended December 31,
                                    September 30, 1999     1998        1997         1996        1995        1994
Ratio of earnings
  to fixed charges...........             2.30             2.09        1.94         2.24        2.12        3.47

         Ratio  of  earnings  to  fixed   charges   represents   income   before
extraordinary items plus fixed charges to fixed charges (principally interest and amortization of deferred financing costs).

                         DESCRIPTION OF DEBT SECURITIES

         The following sets forth certain general terms and provisions of the Indenture under which the debt securities are to be issued by the Operating Partnership. The particular terms of the debt securities will be set forth in a prospectus supplement relating to such debt securities.

         The debt securities may be issued by the Operating Partnership, and will be either (i) non-convertible investment grade debt securities or (ii) non-convertible debt securities that are fully and unconditionally guaranteed by, and are accompanied by guarantees of, the Company. The debt securities will be issued pursuant to indentures (each an "Indenture") between the Operating Partnership and Bank One Trust Company, N.A. (successor in interest to The First National Bank of Chicago) (the "Trustee"). The form of Indenture has been filed as an exhibit to the Registration Statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time and is available for inspection as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the debt securities to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the debt securities.

General

         The debt securities will be direct, unsecured obligations of the Operating Partnership. Except for any series of debt securities which is specifically subordinated to other indebtedness of the Operating Partnership, the debt securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership.

         Section 301 of the Indenture provides that the debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by the Company and ROC, as general partners of the Operating Partnership, or indentures supplemental to the Indenture. Prior to the issuance of debt securities of any series, any or all of the following, as applicable (each of which (except for the matters set forth in clauses (1), (2) and (13) below), if so provided, may be determined from time to time by the Operating Partnership with respect to unissued debt securities of or within the series when issued from time to time) and will be set forth in the prospectus supplement relating to the series of debt securities:

(1) the title of the debt securities of or within the series (which shall distinguish the debt securities of such series from all other series in debt securities);

(2) any limit upon the aggregate principal amount of the debt securities of or within the series that may be authenticated and delivered under the Indenture;

(3) the percentage of the principal amount at which the debt securities of the series will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of maturity thereof.

(4) the date or dates, or the method by which such date or dates will be determined, on which the principal of the debt securities of or within the series shall be payable and the amount of principal payable thereon;

(5) the rate or rates at which the debt securities of or within the series shall bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the Interest Payment Dates on which such interest will be payable and the Regular Record Date, if any, for the interest payable on any debt security on any Interest Payment Date, or the method by which such date shall be determined, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

(6) the place or places, if any other than or in addition to the Borough of Manhattan, the City of New York or the City of Chicago, where the principal of (and premium or Make-Whole Amount, if any) and interest, if any, on debt securities of or within the series may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership in respect of the debt securities of or within the series and the Indenture may be served;

(7) the period or periods within which the price or prices (including the premium or Make-Whole Amount, if any) at which, and other terms and conditions upon which, debt securities of or within the series may be redeemed in whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have the option;

(8) the obligation, if any, of the Operating Partnership to redeem, repay or purchase debt securities of or within the series pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date or dates on which, the price or prices at which, and other terms and conditions upon which, debt securities of or within the series shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

(9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities of or within the series shall be issuable;

(10) if other than the Trustee, the identity of each Security Registrar and/or Paying Agent;

(11) if other than the principal amount thereof, the portion of the principal amount of debt securities of or within the series that shall be payable upon declaration of acceleration of the maturity thereof pursuant to Section 502 of the Indenture or the method by which such portion shall be determined;

(12) whether the amount of payments of principal of (and premium or Make-Whole Amount, if any) or interest, if any, on the debt securities of or within the series may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices), and the manner in which such amounts shall be determined;

(13) provisions, if any, granting special rights to the Holder of debt securities of or within the series upon the occurrence of such events as may be specified;

(14) any deletions from, modifications of or additions to the Events of Default or covenants of the Operating Partnership with respect to debt securities of or within the series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the Indenture;

(15) whether any debt securities of or within the series are to be issuable initially in temporary global form and whether any debt securities of or within the series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such permanent global debt security may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in Section 305 of the Indenture, and, if debt securities of or within the series are to be issuable as a global debt security, the identity of the depositary for such series;

(16) the date as of which any temporary global debt security representing Outstanding Securities of or within the series shall be dated if other than the date of original issuance of the first debt security of the series to be issued;

(17) the Person to whom any interest on any debt security of the series shall be payable, if other than the Person in whose name that debt security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, and the extent to which, or the manner in which, any interest payable on a temporary global debt security on an Interest Payment Date will be paid if other than in the manner provided in Section 304 of the Indenture;

(18) the applicability, if any, of Sections 1402 and/or 1403 of the Indenture to the debt securities of or within the series and any provisions in modification of, in addition to or in lieu of any of the provisions of Article Fourteen of the Indenture;

(19) if the debt securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary debt security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

(20) if the debt securities of or within the series are to be issued upon the exercise of debt warrants, the time, manner and place for such debt securities to be authenticated and delivered;

(21) the extent to which the debt securities of or within the series are subordinated to other indebtedness; and

(22) any other terms of the debt securities of or within the series or of any guarantees issued concurrently with such debt securities not inconsistent with the provisions of the applicable Indenture.

         All debt securities of any one series shall be substantially identical, except, in the case of debt securities issued in global form, as to denomination and except as may otherwise be provided in or pursuant to authority granted by the Company and ROC, as general partners of the Operating Partnership or in any indenture supplemental to the Indenture. All debt securities of any one series need not be issued at the same time and unless otherwise provided, a series may be reopened, without the consent of the Holders, for issuances of additional debt securities of such series.

Consolidation, Merger, Sale, Lease Or Conveyance

         The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other entity, provided that in any such case, (i) either the Operating Partnership shall be the continuing entity, or the successor entity (if any other than the Operating Partnership) shall be an entity organized and existing under the laws of the United States of America or a State thereof and such successor entity shall expressly assume the due and punctual payment of the principal of and any interest (including all Additional Amounts, if any) on all of the debt securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Operating Partnership by supplemental indenture, satisfactory to the Trustee, executed and delivered to the Trustee by such entity and (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any Subsidiary as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default (as defined below), and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing and (iii) an Officers' Certificate and an Opinion of Counsel covering such conditions shall be delivered to the Trustee.

Certain Covenants

         Existence. Except as permitted under "Consolidation, Merger, Sale, Lease or Conveyance," the Operating Partnership will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of the business of the Operating Partnership, and that the loss thereof is not disadvantageous in any material respect to the Holders.

         Payment of Taxes and Other Claims. The Operating Partnership will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Operating Partnership or any Subsidiary or upon the income, profits or property of the Operating Partnership or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

         Additional Covenants. Reference is made to the applicable prospectus supplement for information with respect to any additional covenants specific to a particular series of debt securities.

Events Of Default, Notice And Waiver

         The  Indenture  provides  that the  following  events  are  "Events  of
Default" with respect to any series of debt securities issued thereunder: (i) default for 30 days in the payment of any installment of interest or Additional Amounts on any debt security of such series; (ii) default in the payment of the principal of (or premium, if any, on) any debt security of such series at its maturity; (iii) default in making any sinking fund payment as required for any debt security of such series; (iv) default in the performance of any other covenant or warranty of the Issuer contained in the Indenture (other than a covenant added to such Indenture solely for the benefit of a series of debt securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (v) default in the payment of an aggregate principal amount exceeding a specified dollar amount of any evidence of indebtedness (including a default with respect to debt securities of any series other than that series) of the Issuer (or by any Subsidiary, the repayment of which the Issuer has guaranteed or for which the Issuer is directly responsible or liable as obligor or guarantor) or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Issuer or any Significant Subsidiary (as hereinafter defined) or any of their respective property; and (vii) any other Event of Default provided with respect to a particular series of debt securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Issuer.

         If an Event of Default under the Indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all of the debt securities of that series to be due and payable immediately by written notice thereof to the Issuer (and to the Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under the Indenture) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the Indenture) may rescind and annul such declaration and its consequences if (i) the Issuer shall have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest, if any, on the debt securities of such series (or of all debt securities then outstanding under the Indenture), plus certain fees, expenses, disbursements and advances of the Trustee and (ii) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), or premium (if any) or interest on the debt securities of such series (or of all debt securities then outstanding under the Indenture) have been cured or waived as provided in the Indenture. The Indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the Indenture) may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest, if any, on any debt security of such series or (ii) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.

         The Trustee is required to give notice to the Holders of the debt securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold such notice (except a default in the payment of the principal of (or the Make-Whole Amount, if any) or interest on any debt securities of any series or in the payment of any sinking fund installment with respect to debt securities of such series if the Responsible Officers of the Trustee in good faith consider such withholding to be in the interest of such Holders of the debt securities; and provided further that in the case of any default or breach of the character specified in Section 501(iv) of the Indenture with respect to the debt securities, no such notice to Holders shall be given until at least 60 days after the occurrence thereof.

         The Indenture provides that no Holders of the debt securities may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Securities of that series; (ii) the Holders of not less than 25% in principal amount of the Outstanding Securities of that series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder; (iii) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
(v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Securities of that series; it being understood and intended that no one or more of such Holders shall have any right in any manner whatsoever by virtue of, or by availing to, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Holders, to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner herein provided and for the equal and ratable benefit of all such Holders.

Modification of the Indenture

         Modifications and amendments of the Indenture may be made with the consent of the Holders of not less than a majority in principal amount of all Outstanding Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Note affected thereby, (a) change the Stated Maturity of the principal of (or the Make-Whole Amount, if any), or any interest on, any such debt security; (b) reduce the principal amount of, or the rate or amount of interest on, or any Make-Whole Amount payable on redemption of, any such debt security; (c) change the Place of Payment, or the coin or currency, for payment of principal of (or the Make-Whole Amount, if any) or interest on, any such debt security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security on or after the Stated Maturity thereof; (e) reduce the percentage of Outstanding Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Note.

         The Holders of not less than a majority in principal amount of Outstanding Securities have the right to waive compliance by the Operating Partnership with certain covenants in the Indenture.

         The Indenture also contains provisions permitting the Operating Partnership and the Trustee, without the consent of any Holders of the debt securities, to enter into supplemental indentures, in form satisfactory to the Trustee, for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership and the assumption by any such successor of the covenants of the Operating Partnership contained in the Indenture and in the debt securities; (ii) to add to the covenants of the Operating Partnership for the benefit of the Holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon the Operating Partnership; (iii) to add any additional Events of Default for the benefit of the Holders of all or any series of debt securities (and if such Events of Default are to be for the benefit of less than all series of debt securities, stating that such Events of Default are expressly being included solely for the benefit of such series); provided, however, that in respect of any such additional Events of Default such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the Trustee upon such default or may limit the right of the Holders of a majority in aggregate principal amount of that or those series of debt securities to which such additional Events of Default apply to waive such default; (iv) to add to or change any of the provisions of the Indenture to provide that Bearer Securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal of or any premium or interest on Bearer Securities, to permit Bearer Securities to be issued in exchange for Registered Securities, to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit or facilitate the issuance of debt securities in uncertificated form; provided that any such action shall not adversely affect the interests of the Holders of debt securities of any series or any related coupons in any material respect; (v) to change or eliminate any of the provisions of the Indenture; provided that any such change or elimination shall become effective only when there is no Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;
(vi) to secure the debt securities; (vii) to establish the form or terms of debt securities of any series as permitted by the Indenture; (viii) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee; (ix) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture; provided such provisions shall not adversely affect the interests of the Holders of debt securities of any series or any related coupons in any material respect; or (x) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to Sections 401, 1402 and 1403 of the Indenture; provided that any such action shall not adversely affect the interests of the Holders of debt securities of such series and any related coupons or any other series of debt securities in any material respect.

Discharge, Defeasance and Covenant Defeasance

         Unless otherwise provided in the prospectus supplement, the Operating Partnership may discharge certain obligations to Holders of debt securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and interest to the date of such deposit (if such debt securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.

         The Indenture provides that, unless otherwise provided in the prospectus supplement, the Operating Partnership may elect either (a) to defease and be discharged from any and all obligations with respect to the debt securities (except for the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust) ("Defeasance") or (b) to be released from its obligations with respect to the debt securities under provisions of the Indenture described under "Certain Covenants," and its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event or Default with respect to the debt securities ("Covenant Defeasance"), in either case upon the irrevocable deposit by the Operating Partnership with the Trustee, in trust, of cash or Government Obligations (as defined below), or both, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on the debt securities on the scheduled due dates therefor.

         Such a trust may only be established if, among other things, the Operating Partnership has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of the debt securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such Defeasance or Covenant Defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance or Covenant Defeasance had not occurred, and such Opinion of Counsel, in the case of Defeasance, must refer to and be based upon a ruling of the Internal Revenue Service (the "IRS") or a change in applicable United States Federal income tax laws occurring after the date of the Indenture.

         "Government Obligations" means securities which are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

         In the event the Operating Partnership effects Covenant Defeasance and the debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to provisions of the Indenture which as a result of such Covenant Defeasance would no longer be applicable to the debt securities, the cash and Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the debt securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

         The applicable prospectus supplement may further describe the provisions, if any, permitting such Defeasance or Covenant Defeasance, including any modifications to the provisions described above, with respect to the debt securities of a particular series.

Guarantees

         If the Operating Partnership issues any debt securities that are rated below investment grade at the time of issuance, the Company will fully and unconditionally guarantee, on a senior or subordinated basis, the due and punctual payment of principal of or premium, if any, and interest on such debt securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at a maturity date, by declaration of acceleration, call for redemption or otherwise. The applicability and terms of any such guarantees relating to a series of debt securities will be set forth in the prospectus supplement relating to such debt securities.

                              PLAN OF DISTRIBUTION

         The Operating Partnership may issue the debt securities, which may or may not be guaranteed by the Company, through underwriters or dealers, directly to one or more purchasers (including executive officers of the Company, Operating Partnership or other persons that may be deemed affiliates of the Company, Operating Partnership), through agents or through a combination of any such methods of sale.

         The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices.

         In connection with the sale of the debt securities, underwriters or agents may receive compensation from the Company or the Operating Partnership or from purchasers of the debt securities, for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the debt securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company or the Operating Partnership and any profit on the resale of the debt securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or the Operating Partnership will be described, in the applicable prospectus supplement.

         Unless otherwise specified in the applicable prospectus supplement, each series of the debt securities will be a new issue with no established trading market. The Operating Partnership may elect to list any series of debt securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of the debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the debt securities.

         Under agreements into which the Company or the Operating Partnership may enter, underwriters, dealers and agents who participate in the distribution of the debt securities may be entitled to indemnification by the Company or the Operating Partnership, as the case may be, against certain liabilities, including liabilities under the Securities Act.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company or the Operating Partnership in the ordinary course of business.

         In order to comply with the securities laws of certain states, if applicable, the debt securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the debt securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                  LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for the Company and the Operating Partnership by Clifford Chance Rogers & Wells LLP, New York, New York.

                                     EXPERTS

         The consolidated balance sheets as of December 31, 1998 and 1997, and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 with the Securities and Exchange Commission (the "SEC") relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

         For further information with respect to Chateau Communities, Inc. and CP Limited Partnership and the securities offered by this prospectus, we refer you to the registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; the Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661; and the New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement is also available through the SEC's Web site at the following address: http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the sale of all of the securities that are part of this offering. The documents we are incorporating by reference are as follows:

         Chateau Communities, Inc. (File Number 1-12496)

         1. Chateau Communities, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1998; and

         2. Chateau Communities, Inc.'s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999; June 30, 1999 and September 30, 1999.

         CP Limited Partnership (File Number 33-85492)

         1. CP Limited Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1998; and

         2. CP Limited Partnership's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999; June 30, 1999 and September 30, 1999.

         Whenever after the date of this prospectus we file reports or documents on behalf of Chateau Communities, Inc. or CP Limited Partnership under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, those reports and documents will be deemed to be part of this prospectus from the time they are filed. If anything in a report or document we file after the date of this prospectus changes anything in it, this prospectus will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.

         We will provide to each person to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by references in this prospectus, but not delivered with this prospectus. We will provide this information at no cost to the requestor upon written or oral request addressed to Chateau Communities, Inc., 6160 South Syracuse Way, Greenwood Village, Colorado 80111 (Telephone 303-741-3707).

================================================================================

February 17, 2000





                             CP Limited Partnership


                                  $100,000,000
                           8.50% Senior Notes due 2005





              ----------------------------------------------------

                     P R O S P E C T U S S U P P L E M E N T
               --------------------------------------------------


                          Donaldson, Lufkin & Jenrette

                                 Lehman Brothers



 -------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus supplement and the accompanying prospectus or to make representations as to matters not stated in this prospectus supplement or the accompanying prospectus. You must not rely on unauthorized information. This prospectus supplement is not an offer to sell the securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sales made hereunder after the date of this prospectus supplement shall create an implication that the information contained herein or the affairs of the Company
have       not        changed        since        the        date        hereof.
--------------------------------------------------------------------------------